UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☑           Definitive Proxy Statement
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☐           Soliciting Material Pursuant to Rule 14a-12

TEGAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tegal Corporation
140 Second Street, Suite 318
Petaluma, California 94952

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2011

A Special Meeting of Stockholders of Tegal Corporation (the "Company") will be held at the Company’s Petaluma offices located at 140 Second Street, Suite 318, Petaluma, California 94952 on June 15, 2011, at 10:00 a.m. local time for the following purposes:

1.
To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a specific ratio within a range from 1-for-3 to 1-for-5 and to grant authorization to the Board of Directors to determine, at its discretion, the timing and the specific ratio of the reverse stock split; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on May 16, 2011 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s Petaluma Second Street office.

By Order of the Board of Directors

TEGAL CORPORATION

/s/ Christine T. Hergenrother
Petaluma, California	CHRISTINE T. HERGENROTHER
May 25, 2011	Vice President, Chief Financial Officer,
Secretary and Treasurer

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

TEGAL CORPORATION

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

June 15, 2011

INTRODUCTION

General

Tegal Corporation is soliciting the enclosed proxy for use at a Special Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on Wednesday, June 15, 2011, and at any adjournments or postponements of the Special Meeting.  We will hold the meeting at our offices at 140 Second Street Suite 318, Petaluma, California 94952.  We are soliciting proxies for the purposes of: (1) approving an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a specific ratio within a range from 1-for-3 to 1-for-5 and to grant authorization to the Board of Directors to determine, at its discretion, the timing and the specific ratio of the reverse stock split; and (2) transacting such other business as may properly come before the Special Meeting and any adjournments or postponements of the Special Meeting. The approximate date when this proxy statement and accompanying form of proxy are first being sent to stockholders is May 25, 2011.

Solicitation

This solicitation is made on behalf of our Board of Directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to such directors, officers or employees or subsidiaries for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. We have retained Alliance Advisors to perform those services normally associated with securing votes from stockholders in connection with the Special Meeting at an estimated cost of $15,000 plus out-of-pocket expenses.  The costs of printing, mailing, contacting banks, brokers and proxy intermediaries, soliciting votes and other activities related to the solicitation are estimated to be approximately $20,000.

Voting

Holders of record of our common stock as of the close of business on May 16, 2011 are entitled to receive notice of, and to vote at, the Special Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Special Meeting, and each share of common stock entitles the holder to one vote. At the close of business on May 16, 2011, there were 8,444,714 shares of common stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Special Meeting.

Our transfer agent, Registrar and Transfer Company, will determine whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Special Meeting.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR:

•
the approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a specific ratio within a range from 1-for-3 to 1-for-5 and to grant authorization to the Board of Directors (the “Board”) to determine, at its discretion, the timing and the specific ratio of the reverse stock split;

•
With respect to any other business that may properly come before the Special Meeting and be submitted to a vote of stockholders, proxies received by the Board will be voted in accordance with the best judgment of the designated proxy holders. Any proxy may be revoked at any time before it is exercised by filing with the Secretary an instrument revoking it or by submitting prior to the time of the Special Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Special Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Special Meeting.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a “non-routine” proposal or proposals) will be counted as shares that are present for purposes of determining the presence of a quorum.

Proposal No. 1 requires the approval of a majority of the shares of common stock entitled to vote on the proposal.  Abstentions and broker non-votes have the same effect as negative votes on Proposal No. 1.  Proposal No. 1 to approve an amendment to our Certificate of Incorporation to effect a reverse split is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

Voting Electronically Over the Internet or By Telephone

Stockholders whose shares are registered in their own names may vote by mail or electronically over the Internet or by telephone.  Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. The Internet and telephone voting facilities will close at 3:00 AM (Eastern Time) on June 15, 2011, on the Special Meeting day.  If your shares are held in street name, the voting instruction form should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program allows eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail but may incur costs, such as usage charges, from telephone companies or Internet service providers.

GENERAL INFORMATION

We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. The predecessor company was founded in 1972 and acquired by Motorola in 1978. Our principal executive offices are located at 140 Second Street, Suite 318, Petaluma, California 94952. Our telephone number is (707) 763-5600.

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders for their approval of a proposed amendment to our Certificate of Incorporation to authorize the Board to effect a reverse stock split for the purpose of increasing the per-share market price of our common stock in order to maintain its listing on The Nasdaq Capital Market and for other purposes as described below in this proxy statement. Under this proposed amendment, a certain number of outstanding shares of common stock, as determined by the applicable ratio, would be combined into one share of common stock (the “Reverse Stock Split”) and the abandonment of the other amendments, or the abandonment of all such amendments, to be determined at the discretion of the Board pursuant to Section 242(c) of the Delaware General Corporation Law following the Special Meeting.

If approved by the stockholders, the Board would have discretion to implement the Reverse Stock Split within a range from 1-for-3 to 1-for-5. The Board believes that stockholder approval of a range of ratios (as opposed to approval of a specified ratio) would provide the board with maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. The actual timing for implementation of the Reverse Stock Split would be determined by the board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. However, our current intention is to effect the Reverse Split promptly after the Shareholders’ Meeting.  Furthermore, notwithstanding stockholder approval, the Board also would have the discretion not to implement a Reverse Stock Split. If the board were to elect to implement a Reverse Stock Split, the Board will set the exchange ratio using one of the ratios approved by the stockholders. The Board would base such a determination upon the then current trading price of our common stock, among other things.

The text of the form of amendment to our Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board deems necessary and advisable to effect the Reverse Stock Split. If the Reverse Stock Split is approved by the stockholders and following such approval the Board determines that a Reverse Stock Split is in the best interest of the Company and its stockholders, our Certificate of Incorporation would be amended accordingly.

Purpose of the Reverse Stock Split

The board recommends the Reverse Stock Split for the following reasons:

▪
The Board believes that the Reverse Stock Split is the most effective means of increasing the per-share market price of our common stock in order to maintain our listing on The Nasdaq Capital Market; and

▪	The Board believes that a higher per-share market price of our common stock could encourage investor interest in the Company and promote greater liquidity for our stockholders.

Our stock is currently listed on The Nasdaq Capital Market. The Nasdaq Capital Stock Market’s Marketplace Rules impose certain minimum financial requirements on us for the continued listing of our stock. One such requirement is the minimum bid price on our stock of $1.00 per share. Beginning in 2002, there have been periods of time during which we have been out of compliance with the $1.00 minimum bid requirements of The Nasdaq Capital Market.

On July 8, 2010, we were notified by Nasdaq that the bid price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion under the Marketplace Rules.  We had 180 calendar days, or until January 4, 2011, to regain compliance.  If, at anytime before January 4, 2011, the bid price of our common stock had closed at or above $1.00 per share for a minimum of 10 consecutive business days, we would have regained compliance with the Marketplace Rules.

In accordance with Marketplace Rules, on January 5, 2011 we were granted an additional 180 days to regain compliance because we met all the listing requirements except for the minimum bid price requirement.  If we are unable to meet the minimum $1.00 per share trading price requirement for a period of at least ten consecutive business days prior to Tuesday, July 5, 2011, we may be delisted by The Nasdaq Capital Market.  If an initial delisting decision is made by Nasdaq’s staff, we may appeal the decision as permitted by Nasdaq rules. If we are delisted and cannot obtain listing on another major market or exchange, our stock’s liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock’s trading price. Delisting also may restrict us from issuing additional securities or securing additional financing.

Alternatives to trading on The Nasdaq Capital Market include being listed for trading the OTC Bulletin board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. However, the alternatives of the OTC Bulletin board and the “pink sheets” are generally considered to be less efficient and less broad-based than The Nasdaq Capital Market, and therefore less desirable.

We believe that delisting from The Nasdaq Capital Market could adversely affect (i) the liquidity and marketability of shares of our common stock; (ii) the trading price of our common stock; and (iii) our relationships with vendors and customers. We also believe that The Nasdaq Capital Market provides a broader market for our common stock than would the OTC Bulletin board or the “pink sheets” and is, therefore, preferable to those alternatives. We believe that a reverse stock split may have the effect of increasing the trading price of our common stock to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing of our common stock on The Nasdaq Capital Market, and that a reverse stock split would be the most effective means available to avoid a delisting of our common stock. During the period from July 8, 2010 through May 16, 2011, the closing sales price per share of our common stock ranged from a high of $0.9450 to a low of $0.3621.  The closing sales price on May 16, 2011 was $0.46.

Increased Investor Interest. We also believe that an increase in the per-share price of our common stock could encourage increased investor interest in our common stock and possibly promote greater liquidity for our stockholders. We believe that the current low per-share price of our common stock, which we believe is due in part to the recent weakness in the market for small cap technology stocks, has had a negative effect on the marketability of our common stock. We believe there are several reasons for this effect. First, many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per-share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase our common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

Although any increase in the market price of our common stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Reverse Stock Split will result in an increase in the bid price for our common stock that will be large enough to avoid delisting from The Nasdaq Capital Market and possibly to reduce the effect of some of the policies, practices and circumstances referred to above.

Possibility that the Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that the effect of the Reverse Stock Split upon the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of our common stock after the Reverse Stock Split will be three or five times, as applicable, the prices for shares of our common stock immediately prior to the Reverse Stock Split. Furthermore, we cannot assure you that the market price of our common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

While we expect the Reverse Stock Split to be sufficient to prevent Nasdaq from delisting our common stock, it is possible that, even if the Reverse Stock Split results in a bid price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy the additional criteria for continued listing of our common stock on The Nasdaq Capital Market. We would also need to satisfy additional criteria to continue to have our common stock eligible for continued listing on The Nasdaq Capital Market. These criteria require, in addition to the minimum bid price, that:

▪
we have stockholders’ equity of at least $2.5 million or a market value of listed securities of $35 million, or net income from continuing operations (in the latest fiscal year or in 2 of the last 3 fiscal years) of $500,000;

▪
our public float must consist of at least 500,000 shares with a market value of at least $1 million (public float defined under Nasdaq’s rules as the shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares);

▪	there be at least 300 round lot holders (defined as persons who own at least 100 shares of our common stock);

▪	there be at least two market makers for our common stock; and

▪	we comply with certain corporate governance requirements.

We believe that we satisfy all of these other continued listing criteria as of the mailing date of these proxy materials. However, we cannot assure you that we will be successful in continuing to meet all requisite continued listing criteria.

If the Reverse Stock Split is implemented, some stockholders may consequently own less than 100 shares of common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares in us.

We believe that the Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Board Discretion to Implement Reverse Stock Split

If the Reverse Stock Split is approved by our stockholders at the special meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that Reverse Stock Split at the applicable ratio (with such ratio determined by the Board as described above) is in the best interests of the Company and its stockholders.  However, our current intention is to effect the Reverse Split promptly after the Shareholders’ Meeting. Such determination shall be based upon various factors, including meeting the continued listing requirements for The Nasdaq Capital Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect the Reverse Stock Split, as permitted under Section 242(c) of the Delaware General Corporation Law.

Effect of the Reverse Stock Split on Registration and Voting Rights

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our common stock under the Exchange Act. After the Reverse Stock Split, our common stock would continue to be reported on The Nasdaq Capital Market under the symbol “TGAL” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

Proportionate voting rights and other rights of the holders of common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock after the Reverse Stock Split. Although the Reverse Stock Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of common stock would not be reduced and would increase significantly the ability of the board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split).

Effect of the Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

The number of authorized but unissued shares of common stock effectively will be increased significantly by the Reverse Stock Split. For example, based on the 8,444,714 shares of common stock outstanding on May 16, 2011, and the 50,000,000 shares of common stock that are authorized under the Certificate of Incorporation, a Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of common stock from 41,555,286 to a range of 47,185,095 to 48,311,057 depending on the applicable ratio.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not proposing the Reverse Stock Split for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Certificate of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by the Board.

Effect of the Reverse Stock Split on Stock Options, Warrants and Par Value

The Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 2007 Equity Incentive Plan and our Employee Stock Purchase Plan in proportion to the applicable ratio of the Reverse Stock Split. The total number of shares of common stock currently authorized for issuance but unissued at May 16, 2011 under these plans is 1,073,741 (prior to giving effect to the Reverse Stock Split).  A Reverse Stock Split would have the effect of reducing the shares of common stock authorized for issuance under these plans to range of 357,913 to 214,748, depending on the applicable ratio.  We also have outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of common stock will be issued in connection with the proposed Reverse Stock Split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

The par value of our common stock and preferred stock would remain at $0.01 per share following the effective time of the Reverse Stock Split.

Effective Date

If the proposed Reverse Stock Split is approved at the Special Meeting and the Board elects to proceed with the Reserve Stock Split within the range of the stated ratios, the Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the “Effective Date”) of the applicable certificate of amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board within the range set forth in this proposal.

Exchange of Stock Certificates

Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of common stock will receive from the Register and Transfer Company, as our exchange agent (the “Exchange Agent”) for the Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of transmittal letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Reverse Stock Split represented shares of common stock, together with a duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Reverse Stock Split represented any shares of common stock shall be deemed at and after the Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Reverse Stock Split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of such issuance that:

▪
The person requesting such issuance pay to us any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to our satisfaction that such taxes have been paid or are not payable;

▪	Such transfer comply with all applicable federal and state securities laws; and

▪	Such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under Delaware law, our stockholders would not be entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, we shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of our common stock on The Nasdaq Capital Market during regular trading hours for the five trading day period ending on the last business day immediately preceding the Effective Date.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material United States federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.  In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	persons that are partnerships or other pass-through entities;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The Company

We believe the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Stockholders Who Receive Shares of Post-Reverse Stock Split Common Stock

A stockholder who receives only shares of post-Reverse Stock Split common stock in the transaction will not recognize gain or loss or dividend income as a result of the Reverse Stock Split, and the tax basis and holding period of such stockholder in shares of pre-Reverse Stock Split common stock will carry over as the tax basis and holding period of such stockholder’s shares of post-Reverse Stock Split common stock.

A stockholder who receives both shares of post-Reverse Stock Split common stock and cash in lieu of a fractional share will be treated as having exchanged a portion of his or her shares of pre-Reverse Stock Split common stock for the shares of post-Reverse Stock Split common stock and as having had the balance of his or her pre-Reverse Stock Split shares redeemed by us in exchange for the cash payment. Gain, if any, realized by such stockholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the stockholder’s ratable share of our earnings and profits, if any (as that term is used in Section 316 of the Code) or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code (see “Stockholders Who Receive Only Cash” below). The tax basis and holding period of such stockholder in shares of pre-Reverse Stock Split common stock generally will carry over as the tax basis and holding period of such stockholder’s shares of post-Reverse Stock Split common stock.

Stockholders Who Receive Only Cash

A stockholder who receives only cash in the Reverse Stock Split will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:

•
A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

•
A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.  With respect to non-corporate taxpayers for taxable years beginning before January 1, 2011, dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are met.

Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse Stock Split will be treated as a sale or exchange of the redeemed shares if:

•	the Reverse Stock Split results in a “complete termination” of stockholder’s interest in the company;

•	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.

These three tests (the “Section 302 Tests”) are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A stockholder who receives only cash in the Reverse Stock Split and does not constructively own any shares of post-Reverse Stock Split common stock after the Reverse Stock Split will have his or her interest in the Company completely terminated by the Reverse Stock Split and will therefore receive sale or exchange treatment on his or her pre-Reverse Stock Split common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his or her pre-Reverse Stock Split common shares.

A stockholder who receives only cash in the Reverse Stock Split and would only constructively own shares of post-Reverse Stock Split common stock after the Reverse Stock Split as a result of family attribution may be able to avoid constructive ownership of the shares of post-Reverse Stock Split common stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse Stock Split. Among other things, waiving family attribution requires (a) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse Stock Split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the stockholder’s tax return for the year in which the Reverse Stock Split occurs.

A stockholder who receives cash in the Reverse Stock Split and immediately after the Reverse Stock Split actually or constructively owns shares of post-Reverse Stock Split common stock must compare (a) his or her percentage ownership immediately before the Reverse Stock Split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the Reverse Stock Split divided by the number of voting shares outstanding immediately before the Reverse Stock Split) with (b) his or her percentage ownership immediately after the Reverse Stock Split (i.e., the number of voting shares actually or constructively owned by him or her immediately after the Reverse Stock Split divided by the number of voting shares outstanding immediately after the Reverse Stock Split).

If the stockholder’s post-Reverse Stock Split ownership percentage is less than 80% of the stockholder’s pre-Reverse Stock Split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-Reverse Stock Split common stock exchanged for cash in lieu of fractional shares.

If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If (a) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (b) the stockholder’s relative stock interest in the Company is minimal, and (c) the stockholder’s post-Reverse Stock Split ownership percentage is less than the stockholder’s pre-Reverse Stock Split ownership percentage, the receipt of cash will generally be “not essentially equivalent to a dividend” with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-Reverse Stock Split common stock exchanged for cash in lieu of fractional shares.

In all other cases, cash in lieu of fractional shares received by a stockholder who immediately after the Reverse Stock Split actually or constructively owns shares of post-Reverse Stock Split common stock will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

Backup Tax Withholding

We are required to furnish to the record holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

We will not recognize any gain or loss as a result of the Reverse Stock Split.

Approval Required

The affirmative vote of a majority of shares of common stock entitled to vote on this proposal is required to approve the amendment of the Company’s Certificate of Incorporation to effect the reverse split of the Company’s common stock. Abstentions and broker non-votes have the same effect as negative votes on such proposal. This proposal to approve an amendment to our Certificate of Incorporation to effect a reverse split is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AUTHORIZATION FOR THE REVERSE STOCK SPLIT.

By Order of the Board of Directors

TEGAL CORPORATION

/s/ Christine T. Hergenrother
Petaluma, California	CHRISTINE T. HERGENROTHER
May 25, 2011	Vice President, Chief Financial Officer,
Secretary and Treasurer

STOCKHOLDERS OF RECORD ON MAY 16, 2011 MAY OBTAIN COPIES OF TEGAL’S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) AND ALL AMENDMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, TEGAL CORPORATION, 140 SECOND STREET, SUITE 318, PETALUMA, CALIFORNIA 94952.

APPENDIX A

FORM OF

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION
OF TEGAL CORPORATION

It is hereby certified that:

1.           The name of the Corporation (hereinafter called the “Corporation”) is Tegal Corporation.

2.           The Certificate of Incorporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

“FOURTH:          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Five Million (55,000,000) shares, comprised of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each [Insert either: three (3), four (4) or five (5)] shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common stock, par value $0.01 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the high and low prices of the Corporation’s Common Stock as reported on The Nasdaq Capital Market for the five trading-day period ending on the last business day before the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.  The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.”

3.           The amendment of the Certificate of Incorporation herein certified was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.  The total number of outstanding shares entitled to vote or consent to this Amendment was _____________ shares of Common Stock.  A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment.  The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, Tegal Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of ______, 2011.

Thomas R. Mika

Chairman, President & CEO